UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 23, 2011
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Exact name of registrants as specified in
Commission	their charters, address of principal executive	IRS Employer
File Number	offices and registrants' telephone number	Identification Number
1-14465	IDACORP, Inc.	82-0505802
1-3198	Idaho Power Company	82-0130980
1221 W. Idaho Street
Boise, ID 83702-5627
(208) 388-2200
State or Other Jurisdiction of Incorporation: Idaho

Former name, former address and former fiscal year, if changed since last report: None.
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As described in its 2011 Integrated Resource Plan (IRP), Idaho Power Company (Idaho Power) continues to focus on expansion of its transmission system in an effort to improve system reliability and ensure resource adequacy. Two significant transmission projects identified in the IRP are the Boardman-to-Hemingway line, a proposed approximately 300 mile, 500-kV transmission project between a station near Boardman, Oregon and the Hemingway station near Boise, Idaho, and the Gateway West project to build transmission lines between a station located near Douglas, Wyoming and the Hemingway station.  Idaho Power is a party to an existing permitting agreement to share with PacifiCorp the costs of certain Gateway West project permitting activities.

In March 2010, Idaho Power and PacifiCorp entered into a Memorandum of Understanding (2010 MOU) under which Idaho Power and PacifiCorp agreed to negotiate in good faith to reach arrangements pertaining to, among other items, joint development and construction of the Boardman-to-Hemingway and Gateway West projects.  While certain purchase and sale and facility operating agreements were executed under the 2010 MOU, the parties were unable to reach agreement on all arrangements contemplated by the 2010 MOU, and Idaho Power terminated the 2010 MOU in April 2011.

Subsequent to the termination of the 2010 MOU, Idaho Power, PacifiCorp, and other interested parties began to negotiate the terms and conditions of arrangements for continued joint participation in the Boardman-to-Hemingway and Gateway West transmission projects. These negotiations resulted in the development of two potential arrangements, as follows:

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A draft Transmission Project Permit Funding Agreement (Funding Agreement) among Idaho Power, PacifiCorp, and the Bonneville Power Administration (BPA), which provides that the parties would seek to jointly fund and support the process of completing environmental studies, including an environmental impact statement pursuant to the National Environmental Policy Act, and obtaining governmental authorizations and permits for rights-of-way over public lands, necessary to develop the Boardman-to-Hemingway transmission project. The draft Funding Agreement sets forth, among other items, (a) the respective funding obligations of the parties for the undertakings contemplated by the Funding Agreement, (b) the procedures for negotiation of construction development agreements, assuming receipt of requisite authorizations, for the parties who ultimately elect to participate in construction of the project, (c) terms pertaining to permitting project management, (d) the potential respective ownership interests in the project, and (e) terms pertaining to the effect of an event of default and the impact of withdrawal of a party.

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A draft Memorandum of Understanding (2011 MOU) among Idaho Power, PacifiCorp, and BPA, which provides that the parties will negotiate in good faith the terms of mutually satisfactory definitive agreements that would allow BPA to meet its load service obligations in southeast Idaho. The 2011 MOU outlines at least two potential alternatives for further negotiation, including (a) a network service option and (b) capacity and asset ownership rights on certain of Idaho Power's and PacifiCorp's transmission systems. The 2011 MOU is a non-binding statement of intent to explore a larger coordinated solution for all parties to meet the parties' respective service needs. Any party may terminate the 2011 MOU at any time.

On November 23, 2011, BPA made the draft 2011 MOU and draft Funding Agreement available on its Internet website, and initiated a 30-day public comment period commencing on November 23, 2011. Idaho Power has posted drafts of the 2011 MOU and Funding Agreement to its Open Access Same-Time Information System (OASIS) Internet platform, available at
http://www.oatioasis.com/ipco/.

The draft 2011 MOU and draft Funding Agreement have not been executed and remain subject to potential changes in their respective terms. Idaho Power is unable to predict the outcome of the BPA's administrative processes, or whether the 2011 MOU or Funding Agreement, or other arrangements pertaining to the Boardman-to-Hemingway and Gateway West transmission projects, will ultimately be executed or, if executed, the final terms of such arrangements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Dated:  November 23, 2011

IDACORP, INC.

By:   /s/ Darrel T. Anderson
Darrel T. Anderson
Executive Vice President - Administrative Services and Chief Financial Officer

IDAHO POWER COMPANY

By:   /s/ Darrel T. Anderson
Darrel T. Anderson
Executive Vice President - Administrative Services and Chief Financial Officer